Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 25, 2005, accompanying the financial statements included in the Annual Report of Gulfport Energy Corporation on Form 10-KSB and Form 10-KSB/A for the year ended December 31, 2004 incorporated by reference in this Registration Statement on Form S-8. We consent to the use of the aforementioned reports in the Registration Statement.

/s/ GRANT THORNTON LLP

Oklahoma City, Oklahoma

October 20, 2005